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Exhibit 10.9

        [IKANOS COMMUNICATIONS LETTERHEAD]

April 6, 2001

Mr. Richard Sekar
118 Pilgrim Loop
Fremont, CA 94539

Dear Richard:

I am pleased to offer you a position with Ikanos Communications, Inc. (the "Company") as Vice President, Business Development, reporting to me, and commencing on April 23, 2001. You will receive an annual salary of $150,000/-, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits including health benefits. You should note that the Company might modify salaries and benefits from time to time, as it deems necessary. This offer will expire on April 6, 2001.

In addition, the company will provide you with a bonus in the amount of $15,000 for each of the customer wins, as evidenced by customers starting to build prototypes or OEM Ikanos' products.

We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 954,342 shares (post-split) of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. (25% of the shares vest 12 months after the vesting commencement date, and 1/48 of the shares vest each month thereafter.) The Company will allow you to early exercise your shares with a Promissory Note. In the event of a change of control of the Company in which your employment is either terminated, or title downgraded, or responsibilities changed or salary reduced, then all of your unvested shares shall vest immediately.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook, which the company will soon complete and distribute. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Ikanos Communications.

Sincerely,

/s/ RAJESH VASHIST Rajesh Vashist President and CEO

ACCEPTED AND AGREED TO this day of ,

/s/ RICHARD SEKAR 4/3/01 Richard Sekar
Enclosures:	1.	Duplicate Original Letter
	2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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  Exhibit 10.9